Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
CFO and Treasurer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2007

     LAFAYETTE, LA — August 9, 2007 — PHI, Inc. (“PHI”) today reported net earnings of $7.2 million ($0.47 per diluted share) on operating revenues of $113.0 million for the quarter ended June 30, 2007. For the same period of 2006, the Company reported a net loss of $2.8 million ($0.19 per diluted share) on operating revenues of $107.2 million. Earnings before tax for the quarter ended June 30, 2007 were $11.8 million and include a gain on disposition of assets of $6.1 million. Earnings before tax for the quarter ended June 30, 2006 was a loss of $4.6 million and included a loss on debt restructuring of $12.8 million.
Flight hours for the quarter ended June 30, 2007 were 36,628, compared to 39,923 for the quarter ended June 30, 2006. The decrease was due to a reduction in flight hours in our foreign operations, and continuing effects of the strike on our domestic operations through the second quarter related to pilot staffing levels.
For the six months ended June 30, 2007, net earnings were $7.8 million ($0.51 per diluted share) on operating revenues of $214.7 million. This compares to a net loss of $0.5 million ($0.04 per diluted share) on operating revenues of $208.5 million for the same six-month period in 2006.
Total flight hours were 70,114 for the six months ended June 30, 2007 compared to 77,367 for the six months ended June 30, 2006.
     Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company’s SEC filings.
PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Common Stock is traded on The Nasdaq National Market System (symbols PHII and PHIIK).
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PHI, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Thousands of dollars and shares, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues	$112,975	$107,157	$214,728	$208,529
Gain (loss) on disposition of assets, net	6,074	(1,392)	8,608	(1,162)
Other	1,490	2,497	3,144	3,417

	120,539	108,262	226,480	210,784

Expenses:
Direct expenses	97,119	89,211	190,352	176,267
Selling, general and administrative expenses	7,395	6,724	14,932	13,409
Interest expense	4,260	4,129	8,367	9,202
Loss on debt restructuring	—	12,790	—	12,790

	108,774	112,854	213,651	211,668

Earnings (loss) before income taxes	11,765	(4,592)	12,829	(884)
Income taxes	4,596	(1,837)	4,997	(354)

Net earnings (loss)	$7,169	$(2,755)	$7,832	$(530)

Weighted average shares outstanding:
Basic	15,288	14,579	15,288	12,512
Diluted	15,307	14,579	15,307	12,512

Net earnings (loss) per share
Basic	$0.47	$(0.19)	$0.51	$(0.04)
Diluted	$0.47	$(0.19)	$0.51	$(0.04)
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Summarized financial information concerning the Company’s reportable operating segments for the quarter and six months ended June 30, 2007 and 2006 is as follows:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Thousands of dollars)		(Thousands of dollars)
Segment operating revenues
Oil and Gas	$71,690	$72,198	$136,990	$140,752
Air Medical	39,652	33,596	73,197	64,307
Technical Services	1,633	1,363	4,541	3,470

Total operating revenues	112,975	107,157	214,728	208,529

Segment direct expenses
Oil and Gas	61,760	56,905	119,195	110,756
Air Medical	33,813	30,758	67,641	62,377
Technical Services	1,546	1,548	3,516	3,134

Total direct expenses	97,119	89,211	190,352	176,267

Segment selling, general and administrative expenses
Oil and Gas	399	257	790	649
Air Medical	1,898	1,807	3,839	3,645
Technical Services	17	7	25	9

Total selling, general and administrative expenses	2,314	2,071	4,654	4,303

Total direct and selling, general and administrative expenses	99,433	91,282	195,006	180,570

Net segment profit (loss)
Oil and Gas	9,531	15,036	17,005	29,347
Air Medical	3,941	1,031	1,717	(1,715)
Technical Services	70	(192)	1,000	327

Total	13,542	15,875	19,722	27,959

Other, net	7,564	1,105	11,752	2,255
Unallocated selling, general and administrative costs	(5,081)	(4,653)	(10,278)	(9,106)
Interest expense	(4,260)	(4,129)	(8,367)	(9,202)
Loss on debt restructuring	—	(12,790)	—	(12,790)

Earnings (loss) before income taxes	$11,765	$(4,592)	$12,829	$(884)

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Operating Statistics
The following tables present certain non-financial operational statistics for the quarter and six months ended June 30, 2007 and 2006:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Flight hours:
Oil and Gas	28,604	32,198	54,690	62,015
Air Medical	8,024	7,725	15,016	14,880
Technical Services	—	—	408	472

Total	36,628	39,923	70,114	77,367

Air Medical Transports	5,650	5,311	10,572	10,133

	June 30,
	2007	2006
Aircraft operated at period end:
Oil and Gas	163	163
Air Medical	73	67
Technical Services	4	4

Total	240	234

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